Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 22, 2006, included in the Registration Statement Form S-4 (No. 333-132913) and the related Prospectus of MSC-Medical Services Company for the registration of $150,000,000 of its Senior Secured Floating Rate Notes due 2011.

/s/ Ernst & Young LLP

Jacksonville, FL

May 11, 2006